BILL OF SALE AND ASSIGNMENT

     Aubry Thoede, an individual who owns all of the outstanding stock of Dirt Free Carpet & Upholstery
Cleaning, Inc., a Texas corporation, and who owns certain tangible and intangible assets used in the carpet cleaning business conducted by Dirt Free Carpet & Upholstery
Cleaning, Inc., (Aubry Thoede is hereinafter referred to as the "Assignor"), for One Dollar ($1.00) and other valuable consideration, receipt of which is hereby acknowledged, by these presents does sell, assign, transfer and convey unto Venturi Technologies, Inc., a Nevada corporation (hereinafter called "Assignee"), its successors and assigns, the following described property, leases, licenses and intangible property:

          All tangible and intangible property,
     leases and licenses of every kind and
     description and wherever situated owned by Assignor or to which Assignor has any right, title or interest on the date hereof, which are used in the carpet cleaning business conducted by Dirt Free Carpet & Upholstery Cleaning,
     Inc., excepting only those properties of Assignor listed on Schedule "A" annexed hereto or covered by the License Agreement between the parties hereto, and including, without limitation, all of Seller's Assets as defined in a certain Agreement of Purchase and Sale of Assets, dated as of ___________ , 1998 between Assignor as Seller and Assignee as Purchaser
     (the "Agreement"), which includes, without limitation, the following:

          (i)  All fixed assets including, without
     limitation, leaseholds and leasehold
     improvements, fixtures, machinery, tools, equipment, cars and trucks;

          (ii)  All books and records of Assignor
     relating to the carpet cleaning business conducted by Dirt Free Carpet & Upholstery
     Cleaning, Inc.;

          (iii)  All contracts, agreements and
     understandings to which Assignor is a party or by which Assignor may have any rights or obligations relating to the carpet cleaning business conducted by Dirt Free Carpet & Upholstery Cleaning, Inc., subject to the terms thereof; and

          (iv)  All rights to use vendors, suppliers,
     dealers, brokers and others, and all rights to deal with and sell to customers, to use premises used by Assignor, and to rename, sell, buy, lease or assemble all assets of Assignor, as they relate to the carpet cleaning business conducted by Dirt Free Carpet &
     Upholstery Cleaning, Inc.

     Assignee hereby assumes and agrees to keep, perform and fulfill all of Assignor's obligations arising after the date hereof with respect to any of the leases, licenses and intangible property transferred and assigned hereunder.

     TO HAVE AND TO HOLD said rights, claims, causes of action, property, assets, business and goodwill, as a going concern, unto the said Assignee, its successors and assigns, to and for its use forever, subject to any other agreements between the parties hereto.

     AND, Assignor does hereby warrant, covenant and agree that he:

          (a)  has good and marketable title to the
     properties and assets hereby sold, assigned, transferred, conveyed and delivered, subject to such liens and other encumbrances as are disclosed in the Agreement or any schedules or exhibits thereto; and

          (b)  will warrant and defend the sale of,
     and title to, said properties and assets against all and every person or persons whomsoever claiming or to claim against any or all of the same.

     IN WITNESS WHEREOF, Assignor has caused this instrument to be duly executed effective this ___ day of _________, 1998.

                              ASSIGNOR:




                              Aubry Thoede


                              ASSIGNEE:
                              VENTURI TECHNOLOGIES,
                              INC.
                              a Nevada corporation



                              By:
                                   Its:

                                   SCHEDULE "A"

           (To Bill of Sale and Assignment)


             Excluded Property and Assets